UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                        ______________________________

                                   FORM 8-K
                               CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  October 29, 2004


                                   0-15898
                          (Commission File Number)

                       ______________________________

                     CASUAL MALE RETAIL GROUP, INC.
        (Exact name of registrant as specified in its charter)

      Delaware                                             04-2623104
(State of Incorporation)                                 (IRS Employer
                                                      Identification Number)


              555 Turnpike Street, Canton, Massachusetts 02021
            (Address of registrant's principal executive office)


                              (781) 828-9300
                     (Registrant's telephone number)
                      ______________________________


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))



ITEM 1.01	Entry into a Material Definitive Agreement.
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation
            Under an Off-Balance Sheet Arrangement of a Registrant.
ITEM 5.02	Departure of Directors or Principal Officers; Election of
		Directors; Appointment of Principal Officers


On October 29, 2004, the Company completed its acquisition of substantially all of the assets of Rochester Big & Tall Clothing (the "Rochester Acquisition"). The purchase price was $15 million in cash and the assumption of bank and subordinated debt of approximately $5 million, in addition to the assumption of identified operating liabilities such as accounts payable and accrued liabilities. There is a potential payment over a three-year period of an additional $4 million, which is subject to an earn-out provision.

In connection with the financing of the Rochester Acquisition, on October 29, 2004, the Company amended its credit facility with Fleet Retail Group, Inc. (the "Amended Credit Facility"). The Amended Credit Facility continues to principally provide for a total commitment of $90 million with the ability to issue documentary and standby letters of credits of up to $20 million. The maturity date of the Amended Credit Facility was extended to October 29, 2007 and is subject to prepayment penalties through October 29, 2006. The amendment also lowered the Company's interest costs under the Amended Credit Facility by approximately 25 basis points depending on its level of excess availability.

Pursuant to the Amended Credit Facility, the Company also entered into a 3 year term loan for $7.5 million with Fleet Retail Group, Inc., the proceeds of which were used in the Rochester Acquisition. Such loan will require principal payments in the amount of approximately $1.9 million on each of the first two anniversaries of the loan with the remaining balance due at maturity. The term loan will accrue interest at the prevailing LIBOR rate plus 5% per annum.

The Company will file the Amended Credit Facility as part of its Quarterly Report on Form 10-Q for the quarter ended October 30, 2004.

On October 27, 2004, in connection with the Rochester Acquisition, the Board of Directors of the Company appointed Robert L. Sockolov, the President of Rochester, as a director of the Company, effective upon the consummation of the acquisition. Accordingly, on October 29, 2004, Mr. Sockolov became a director of the Company. Mr. Sockolov will serve until the Company's 2005 annual meeting of stockholders and until his respective successor has been duly elected and qualified.

On October 29, 2004, the Company also entered into an employment agreement (the "Employment Agreement") with Mr. Sockolov.

Under the terms of the Employment Agreement, which will terminate January 31, 2008, Mr. Sockolov will serve as the Chief Executive Officer of the Company's Rochester division. The Company will pay Mr. Sockolov an annual base salary of $250,000, subject to annual increases as determined by the Board of Directors or a committee thereof.

Pursuant to the Employment Agreement, Mr. Sockolov received an option to purchase 100,000 shares of the Company's common stock, par value $0.01 per share, at an exercise price of $5.03 per share, the closing price of the Company's common stock on October 29, 2004. The option vests ratably over a three year period, with the first one-third vesting on October 29, 2005.


The Employment Agreement provides that in the event Mr. Sockolov's employment is terminated by the Company for any reason other than "cause" (as defined in the Employment Agreement) or death, Mr. Sockolov will be entitled to receive his full compensation and benefits under the Employment Agreement through January 31, 2008.

A copy of the Employment Agreement is attached as Exhibit 10.1 and is incorporated into this current report by reference.


ITEM 7.01	Regulation FD Disclosure

On November 1, 2004, the Company announced the completion of its acquisition of substantially all of the assets of Rochester. A copy of this press release is attached hereto as Exhibit 99.1.




ITEM 9.01	Financial Statements and Exhibits

	(c) Exhibits
	    Exhibit No.	Description
          -----------   ------------

10.1	   Employment Agreement dated October 29, 2004 between
         the Company and Robert L. Sockolov

99.1	   Press Release dated November 1, 2004 announcing
         Casual Male Retail Group, Inc. completion of its acquisition of Rochester Big & Tall Clothing.




















                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              CASUAL MALE RETAIL GROUP, INC.

                                              By: /s/ Dennis R. Hernreich
						          ---------------------------
                                              Name:  Dennis R. Hernreich
                                              Title: Executive Vice President
                                                    and Chief Financial Officer


Date:  November 4, 2004